Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:	Chuck Coppa, CFO or Lyle Jensen, CEO
GreenMan Technologies, 781-224-2411
Investor Relations Contacts: John Nesbett or Jennifer Belodeau
Institutional Marketing Services (IMS), 203-972-9200

GreenMan Technologies Reports 16 Fold Increase in Dual Fuel Sales In Third Quarter of Fiscal 2011

–      APG Subsidiary Revenues Increase to $542,000 from $33,000 -

Lynnfield, MA – August 8, 2011 - GreenMan Technologies, Inc. (OTCQB: GMTI), today announced results for the three and nine months ended June 30, 2011. Revenues at the company’s American Power Group (APG) subsidiary increased to $542,000 from $33,000 for the same quarter last year. The Company has recently made progress in several areas including:

United States

-	United States Environmental Protection Agency (EPA) announced new regulations for Alternative Fuel Aftermarket Conversions which opens up the U.S. aftermarket and enables APG to submit their conversion technology for EPA approval on a broad range of engine model year families.
-	Completed conversions and put five vehicles into test trials serving the refuse, logistics, and food distribution industries with positive post-install feedback.
-	Debuted the new S3000 Turbocharged Natural Gas™ system which brings APG’s automotive CAN-Bus read-only technology to stationary generators. First six installations were in the demanding environment of oil & gas drilling rigs and performance-to-date has exceeded expectations creating a promising new addressed market.

International

-	Completed Australian test trials and have taken pre-production orders for additional trucks that will be used to complete our APG Certified Installer and Maintenance Program which is the next step in launching production in Australia.
-	Entered a dual fuel distribution agreement with Caribbean Power Group CPG S.R.L. in the Dominican Republic. The agreement will cover sales, marketing and installation of APG’s dual fuel system for both diesel generators and diesel-powered vehicles.

Corporate

-	Completed divestiture of Green Tech Products molded rubber recycled products subsidiary allowing the Company to focus its resources solely on the continued growth of APG.
-	Re-negotiated original APG License Agreement, reducing future royalty fees and applying all paid fees towards the eventual ownership of the patent and technology as certain revenue milestones are achieved.

Lyle Jensen, GreenMan’s President and Chief Executive Officer stated, “We are very pleased with the progress we have made during the third quarter, not only demonstrated by the significant revenue increase from APG, but also in terms of our continued outreach to new addressed markets as well as new geographies. We view the new EPA regulations for Alternative Aftermarket Conversions as a landmark development that will enable the launch of our vehicular strategy in the U.S. and we are very pleased to have successfully completed test trials in Australia that have allowed us to move to the next phase toward beginning production in that country. This is a very exciting time in our Company’s development and we believe the cumulative effects of our accomplishments during the last few months will help generate additional revenue growth in the second half of the calendar year.”

APG’s dual fuel system converts diesel engines and diesel generators to function more efficiently and at a lower operating cost (average net fuel cost savings of 20% - 35%) by seamlessly displacing up to 40%-60% of the normal diesel fuel consumption with either CNG, LNG, pipeline gas, well-head gas, or other qualified bio-methane gases. APG’s system is non-invasive to the OEM engine and operates within all OEM performance controls with the flexibility to return to 100% diesel operation at any time. APG’s dual fuel conversion and emissions reduction systems can help users achieve their sustainability goals through lower carbon monoxide, nitrogen oxide, and particulate matter emissions. In addition, the introduction of natural gas through APG’s dual fuel system does not impact diesel engine power or torque and will assist in extending the engine’s oil life as natural gas is a cleaner burning fuel compared to diesel.

Conference Call

Please join us today, August 8, 2011 at 11:00 AM ET for a conference call in which we will discuss the results for the three and nine months ended June 30, 2011. To participate, please call 1-877-397-0272 and ask for the GreenMan call using pass code 4764501. A replay of the conference call can be accessed until 11:50 PM on August 31, 2011 by calling 1-888-203-1112 and entering pass code 4764501.

Three Months ended June 30, 2011 Compared to the Three Months ended June 30, 2010

Net sales from continuing operations for the three months ended June 30, 2011 increased $843,000 or 272 percent to $1,153,000 as compared to net sales of $310,000 for the three months ended June 30, 2010. The increase is primarily attributable to a $510,000 or almost 16 times increase in revenue associated with our dual fuel subsidiary during the three months ended June 30, 2011 and a 120 percent or $333,000 increase in our molded recycled rubber products subsidiary.

During the three months ended June 30, 2011, we achieved a gross profit of $173,000 or 15 percent as compared to a negative gross profit of $60,000 for the three months ended June 30, 2010. The negative gross profit during the three months ended June 30, 2010 was primarily due to the inclusion of $160,000 of unabsorbed costs in excess of revenues associated with our dual fuel subsidiary.

Selling, general and administrative expenses for the three months ended June 30, 2011 decreased $54,000 or 5 percent to $1,038,000 as compared to $1,092,000 for the three months ended June 30, 2010. The decrease was primarily attributable to lower travel and professional expenses and the allocation of more internal resources to our ongoing dual fuel research and development efforts during the three months ended June 30, 2011.

Expenses for internal research and development projects relating to the introduction of new dual fuel products, enhancements made to the current family of dual fuel products especially in the area of domestic and international vehicular solutions, and research and development overhead increased $225,000 or 132 percent to $394,000 for the three months ended June 30, 2011 as compared to $169,000 for the three months ended June 30, 2010.

During the three months ended June 30, 2011, interest and financing expense increased $236,000 to $258,000 including $160,000 of non-cash financing costs as compared to $22,000 for the three months ended June 30, 2010 due to increased borrowings.

During the three months ended June 30, 2011, we recognized an income tax benefit of $322,000 associated with refundable federal and state income taxes.

During the three months ended June 30, 2010, we recognized income from discontinued operations of $200,000 associated with a reduction of income tax expense by $176,000 and a $24,000 credit from a former vendor.

Our net loss for the three months ended June 30, 2011 was $1,228,000 or ($.04) per basic share as compared to $1,134,000 or ($.03) per basic share for the three months ended June 30, 2010.

Nine Months ended June 30, 2011 Compared to the Nine Months ended June 30, 2010

Net sales from continuing operations for the nine months ended June 30, 2011 increased $1,861,000 or 187 percent to $2,859,000 as compared to net sales of $998,000 for the nine months ended June 30, 2010. The increase is primarily attributable to a 631 percent or $1,226,000 increase in revenue associated with our dual fuel subsidiary during the nine months ended June 30, 2011 and a 79 percent or $635,000 increase in our molded recycled rubber products subsidiary.

During the nine months ended June 30, 2011, we incurred a negative gross profit of $38,000 as compared to a negative gross profit of $397,000 for the nine months ended June 30, 2010. During the nine months ended June 30, 2011 we recorded a $175,000 non-cash inventory valuation allowance associated with our molded recycled rubber products operations which offset increased revenue from both operations during the nine months ended June 30, 2011. In addition, although revenue levels were higher, they were not sufficient to fully absorb all manufacturing overhead costs which negatively impacted the gross profit for the nine months ended June 30, 2011 and contributed to the negative gross profit during the nine months ended June 30, 2010.

Selling, general and administrative expenses for the nine months ended June 30, 2011 decreased $264,000 or 7 percent to $3,356,000 as compared to $3,620,000 for the nine months ended June 30, 2010. The decrease was primarily attributable to lower travel and professional expenses and the allocation of more internal resources to our ongoing dual fuel research and development efforts during the nine months ended June 30, 2011.

Based on our Board of Directors March 2011 decision to exit the molded recycled rubber product business, management has determined that based on several fair value determination scenarios, the estimated fair value of Green Tech Products to be below its net asset value and we recorded a non-cash impairment during the nine months ended June 30, 2011 of $274,000 and a $175,000 inventory valuation allowance which is included in Cost of Sales. In addition, we recorded an impairment loss of $150,000 during the nine months ended June 30, 2011 associated with a long term deposit for the distribution rights to a tire to energy technology which has not been completed.

Expenses for internal research and development projects relating to the introduction of new dual fuel products, enhancements made to the current family of dual fuel products especially in the area of domestic and international vehicular solutions, and research and development overhead increased $446,000 or 97 percent to $907,000 for the nine months ended June 30, 2011 as compared to $461,000 for the nine months ended June 30, 2010.

During the nine months ended June 30, 2011, interest and financing expense increased $471,000 to $536,000 including $331,000 of non-cash financing costs as compared to $65,000 for the nine months ended June 30, 2010 due to increased borrowings.

During the nine months ended June 30, 2011, we recognized an income tax benefit of $322,000 associated with refundable federal and state income taxes.

During the nine months ended June 30, 2010, we recognized income from discontinued operations of $200,000 associated with a reduction of income tax expense by $176,000 and a $24,000 credit from a former vendor.

Our net loss for the nine months ended June 30, 2011 was $5,018,000 or ($.15) per basic share as compared to $4,449,000 or ($.13) per basic share for the nine months ended June 30, 2010.

About GreenMan Technologies

GreenMan’s alternative energy subsidiary, American Power Group, Inc., provides a cost-effective patented dual fuel conversion technology for diesel engines and diesel generators. American Power Group's dual fuel technology is a unique non-invasive energy enhancement system that converts existing diesel engines into more efficient and environmentally friendly engines that have the flexibility to run on: (1) diesel fuel and compressed natural gas; (2) diesel fuel and liquid natural gas; (3) diesel fuel and well-head gas; and (4) diesel fuel and bio-methane, with the flexibility to return to 100% diesel fuel operation at any time. The proprietary technology seamlessly displaces 40% to 60% of the normal diesel fuel consumption and the energized fuel balance is maintained with a proprietary electronic controller system ensuring the engines operate at engine manufacturers’ specified temperatures and pressures. Installation on a wide variety of engine models and end-market applications requires no engine modifications unlike the more expensive invasive alternative fuel systems in the market. See additional information at: www.greenman.biz. and www.americanpowergroupinc.com.

Caution Regarding Forward-Looking Statements

With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risks and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the risk that we may not be able to complete the transactions described in this release, the fact that we have sold the tire recycling operations which have historically generated substantially all our revenue; the risk that we may not be able to increase the revenue or improve the operating results of our American Power Group division; the risk that we may not be able to return to sustained profitability; the risk that we may not be able to secure additional funding necessary to grow our business, on acceptable terms or at all; the risk that if we have to sell securities in order to obtain financing, the rights of our current stockholders may be adversely affected; the risk that we may not be able to increase the demand for our products and services; the risk that we may not be able to adequately protect our intellectual property; and risks of possible adverse effects of economic, governmental, seasonal and/or other factors outside the control of the Company, which are detailed from time to time in the Company's SEC reports, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2010. The Company disclaims any intent or obligation to update these "forward-looking" statements

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Nine Months Ended June 30,
	2011	2010	2011	2010

Net sales	$1,153,000	$310,000	$2,859,000	$998,000
Cost of sales	980,000	370,000	2,897,000	1,395,000
Gross profit (loss)	173,000	(60,000)	(38,000)	(397,000)
Selling, general and administrative	1,038,000	1,092,000	3,356,000	3,620,000
Impairment loss	—	—	423,000	—
Research and development	394,000	169,000	907,000	461,000
	1,432,000	1,261,000	4,686,000	4,081,000
Operating loss	(1,259,000)	(1,321,000)	(4,724,000)	(4,478,000)
Other income (expense):
Interest and financing expense	(258,000)	(22,000)	(536,000)	(65,000)
Other, net	(33,000)	9,000	(80,000)	(106,000)
Other expense, net	(291,000)	(13,000)	(616,000)	(171,000)
Loss from continuing operations before taxes	(1,550,000)	(1,334,000)	(5,340,000)	(4,649,000)
Income tax benefit	322,000	—	322,000	—
Loss from continuing operations	(1,228,000)	(1,334,000)	(5,018,000)	(4,649,000)
Discontinued operations:
Gain on sale of discontinued operations, net of taxes	—	176,000	—	176,000
Income from discontinued operations, net of taxes	—	24,000	—	24,000
	—	200,000	—	200,000
Net loss	$(1,228,000)	$(1,134,000)	$(5,018,000)	$(4,449,000)

Loss from continuing operations per share - basic and diluted	$(0.04)	$(0.04)	$(0.15)	$(0.14)
Income from discontinued operations per share - basic and diluted	—	0.01	—	0.01
Net loss per share	$(0.04)	$(0.03)	$(0.15)	$(0.13)

Weighted average shares outstanding – basic and diluted	34,058,000	33,113,000	33,719,000	33,093,000

Condensed Consolidated Balance Sheet Data

	June 30, 2011	September 30, 2010
Assets
Current assets	$3,848,000	$3,736,000
Property, plant and equipment, net	770,000	975,000
Other assets	1,631,000	2,149,000
	$6,249,000	$6,860,000
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities	$5,473,000	$2,700,000
Notes payable, non-current	1,837,000	1,136,000
Obligations due under lease settlement, non-current	506,000	506,000
Stockholders’ (deficit) equity	(1,567,000)	2,518,000
	$6,249,000	$6,860,000